EXHIBIT 10.57

                           CONVERTIBLE PROMISSORY NOTE


$600,000.00                                                     Atlanta, Georgia
                                                                December 1, 2002
                                                  (effective as of July 1, 2002)

     FOR VALUE RECEIVED, CareCentric, Inc., a Delaware corporation, having a place of business at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 (hereinafter "Borrower"), does hereby promise to pay to the order of Barrett C. O'Donnell (hereinafter "Lender"), at Atlanta, Georgia, or such other place as the holder hereof may designate, on or before June 30, 2007 (the "Maturity Date"), the principal sum (excluding accrued interest as provided below) of Six Hundred Thousand and 00/100 Dollars ($600,000.00).

     This Note shall bear interest from July 1, 2002 on the unpaid principal amount thereof until such amount is paid (whether upon Maturity, by acceleration or otherwise) at a simple rate per annum equal to six and 25/100ths percent (6.25%), deferred until July 1, 2004 as set forth below.

     The payment of interest under this Note shall be deferred until June 30, 2004, at which time the accrued, but unpaid interest shall be capitalized and the face amount of this Note shall be increased to $675,000. During the Deferral period, interest shall not be compounded quarter to quarter (thus the total amount of interest to be capitalized and added to the principal as of June 30, 2004 shall be $75,000). At the end of each calendar quarter (beginning on September 30, 2004) Borrower shall pay all interest accrued with respect to the preceding calendar quarter. On the Maturity Date, Borrower shall pay (i) all accrued and unpaid interest on the Note and (ii) the unpaid principal on the Note.

     In addition to any payments under the preceding paragraph, Borrower shall immediately notify Lender of the occurrence of any of the following events and, if demanded by Lender, Borrower shall, within three (3) business days of such demand, make the following payments with respect to the Note:

          (i) upon the sale, transfer, or other disposition of any asset of the Borrower or any of its subsidiaries with a value in excess of one million dollars ($1,000,000) (other than the sale of inventory in the ordinary course of business), a payment in an amount equal to twenty-five percent (25%) of the net proceeds received from such sale, transfer, or other disposition;

          (ii) upon the sale of any equity securities issued by Borrower or any of its subsidiaries (other than equity securities issued to the Borrower or any of its subsidiaries or issued in the ordinary course of business pursuant to an employee benefit plan), a payment in an amount equal to twelve and one half percent (12.5%) of the net proceeds received in exchange for such equity securities; and


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          (iii)  upon  issuance  by  Borrower  or  any of  its  subsidiaries  of long-term debt securities (i.e., securities with a maturity date of one year or more from issuance) in the public or private capital markets, or incurrence by Borrower or any of its subsidiaries of indebtedness under one or more bank facilities (other than the existing facilities of Borrower with John E. Reed, Mestek, Inc. and Wainwright Bank and Trust Company (the "Bank")) in an aggregate principal amount in excess of one million dollars ($1,000,000), a payment in an amount equal to twelve and one half percent (12.5%) of the principal amount.

     Notwithstanding the foregoing requirements, Borrower shall not be required to make any payment under this Note to the extent that such payment is prohibited by the terms of any debt of Borrower senior to the Note. To the extent that consent of the creditor with respect to any such senior debt is required in order to make any payment under this Note, Borrower shall make commercially reasonable efforts to obtain such consent.

     Interest shall accrue daily and shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

     After Maturity (whether by acceleration or otherwise) of the Note or upon the occurrence of an Event of Default the Note shall bear interest, payable on demand, at a rate per annum equal to nine and one quarter percent (9.25%).

     Nothing in this Note shall require Borrower to pay interest at a rate exceeding the maximum amount permitted by applicable law to be charged by Lender (the "Maximum Rate"). If the amount of interest payable for the account of Lender on any day in respect of the immediately preceding interest computation period, would exceed the Maximum Rate, the amount of interest payable for its account on such interest payment date shall automatically be reduced to the Maximum Rate.

     All payments hereunder shall be made in lawful money of the United States in immediately available funds.

     This Note and the debt obligations of Borrower hereunder are subordinated to the indebtedness and obligations of Borrower to the Bank incurred pursuant to that certain Loan and Security Agreement dated July 12, 2000 by and among Borrower, its subsidiaries and the Bank and is on a pari passu basis with the obligations of Borrower under (a) that certain Promissory Note dated July 1, 2002 in the principal amount of $3,555,555 from Borrower, SC Holding, Inc. and CareCentric National, LLC in favor of John E. Reed; (b) that certain Promissory Note dated July 1, 2002 in the principal amount of $103,818 from Borrower in favor of John E. Reed; and (c) that certain promissory note dated July 1, 2002 in the principal amount of $4,000,000 from Borrower, SC Holding, Inc. and CareCentric National, LLC in favor of Mestek, Inc.

     Borrower, as maker, endorser, surety, guarantor, or in any other capacity, hereby: (i) waives diligence, presentment, demand, protest and notice of presentment, notice of protest and notice of dishonor of the debt evidenced by this Note and each and every other notice of every kind with respect to this Note; and (ii) agrees that the Lender or any other holder of this Note, at any time or times, without notice to or the consent of Borrower, may grant


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extensions  of time without  limit as to the number or the  aggregate  period of such extensions, for the payment of any principal and/or interest due hereunder and consents to any substitution, exchange or release of collateral, and to the addition or release of any other person who may at any time be or become primarily or secondarily liable for the repayment of the indebtedness evidenced by this Note.

     It shall be an event of default hereunder ("Event of Default") (i) if Borrower shall fail to make any payment of principal or interest hereunder when due, and not cured within five (5) days after delivery of notice, or (ii) if Borrower shall become insolvent or file or have filed against it a bankruptcy which is not stayed within sixty (60) days or be dissolved. If an Event of Default shall occur and remain uncured then (i) the nine percent (9%) interest rate described above shall be increased to eleven percent (11%) for as long as the Event of Default continues, and (ii) at any time thereafter, the entire unpaid principal amount of this Note, together with accrued interest thereon, shall at the election of the Lender, and without notice of such election, become immediately due and payable in full; and Lender may take such other actions as may be provided for in this Note, or as may be available to Lender under applicable law.

     The rights and remedies of the Lender as provided in this Note and by applicable law shall be cumulative and concurrent, and may be pursued singly, successively, or together against Borrower and any other funds, property or security of Borrower held by Lender. The delay or omission of Lender in exercising any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies, or of the right to exercise them from time to time and at any time at any later date.

     No waiver of any default hereunder shall be deemed a waiver of any subsequent or continuing default nor shall any delay by the holder in enforcing any right hereunder be considered a waiver of such right. Borrower agrees to pay all costs of collection or enforcement of any amount due under this Note upon an Event of Default including reasonable attorneys' fees and disbursements whether suit is brought or not. In the event that any one or more provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or enforceable provision had never been contained herein. This Note may not be changed, modified or amended in any way other than by a writing signed by the party against whom such change, modification or amendment is sought.

     This Convertible Promissory Note is the Convertible Promissory Note referred to in that certain Convertible Note Agreement dated of even date herewith between Borrower and Lender, as amended, modified and supplemented from time to time (the "Agreement"). This Note is subject to all of the terms and conditions contained in the Agreement, in addition to those terms and conditions set forth herein. This Note may be converted into Common Stock of Borrower at Lender's option in accordance with the terms and conditions of the Agreement.

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND THEREFORE CANNOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED UNLESS IT IS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION THEREFOR IS AVAILABE.

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     Whenever used herein,  the words "Borrower" and "Lender" shall be deemed to include their respective heirs, successors and assigns. Time is of the essence of this Note and of the payments and performances hereunder. This Note is to be construed in all respects and enforced according to the laws of the State of Delaware.

     TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY WAIVES TRAIL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE.

                                   CARECENTRIC, INC.


                                   Name:  /s/ John R. Festa
                                        ---------------------------------------
                                          John R. Festa, President and CEO




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